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                                                                    EXHIBIT 4.13



                             AMENDMENT NO. 1 TO THE

                   GRANT OF SECURITY INTEREST (SERVICEMARKS)


        Salem Communications Corporation, a California corporation ("Salem California"), is obligated to THE BANK OF NEW YORK, as Administrative Agent (the "Administrative Agent"), and has entered into a Borrower Security Agreement, dated as of September 25, 1997 (the "Agreement"), with the Administrative Agent.

        On March 31, 1999, Salem California merged (the "Merger") with and into Salem Communications Corporation, a Delaware corporation ("Salem Delaware"), with Salem Delaware as the survivor. Pursuant to the Merger and pursuant to the Assumption Agreement, dated as of March 31, 1999 (attached hereto as reference as Attachment A), Salem Delaware has succeeded to all of the assets and assumed all of the liabilities and obligations of Salem Delaware, including the Obligations (as defined in the Agreement) under the Agreement.

        The Grant of Security Interest (Servicemarks) granted to the Administrative Agent as of September 25, 1997, granting a security interest in all of the right, title and interest of Salem California in and to the servicemarks listed on Schedule 1 hereto, which servicemarks are registered in the United States Patent and Trademark Office (the "Servicemarks"), together with the goodwill of the business symbolized by the Servicemarks and the applications and registrations therefor, and all proceeds thereof, and all causes of action which may exist by reason of infringement thereof (the "Collateral"), continues and remains in effect with respect to Salem Delaware to the same extent as the same existed prior to the consummation of the Merger.

        All references to the Borrower in the Grant of Security Interest (Servicemarks) shall mean Salem Delaware. All references to the Collateral in the Grant of Security Interest (Servicemarks) shall mean the collateral of Salem Delaware (after giving effect to the consummation of the Merger and the assignment to, and assumption by, Salem Delaware of all of the assets of Salem California).

        IN WITNESS WHEREOF, Salem Delaware has caused this Amendment to the Grant of Security Interest (Servicemarks) to be duly executed by its duly authorized officer as of the 31st day of March, 1999.

                                        SALEM COMMUNICATIONS CORPORATION,
                                        a Delaware corporation


                                        By:    /s/ ERIC H. HALVORSON
                                               ---------------------------------
                                        Name:  Eric H. Halvorson
                                               ---------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------

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                                   SCHEDULE 1

                                       TO

                    GRANT OF SECURITY INTEREST (SERVICEMARKS)

1.      "Salem Communications Corporation" - Reg. No. 1,996,372

2.      Salem Logo - Reg. No. 1,940,452

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STATE OF California                 )
         ----------
                                    )  ss.:
COUNTY OF Ventura                   )
          -------


        On this 31st day of March, 1999, before me personally came Eric H. Halvorson, to me known, who, being by me duly sworn, did depose and say that he is the Executive Vice President of SALEM COMMUNICATIONS CORPORATION, the corporation described in and which executed the above instrument, and that he signed his name thereto by order of the board of directors thereof.


                                        /s/ JANICE CRAWFORD
        [SEAL]                          ----------------------------------------
                                                     NOTARY PUBLIC